Exhibit 1.1

ARTICLES OF INCORPORATION OF TOYOTA MOTOR CORPORATION

(As amended on June 11, 2020)

CHAPTER I. GENERAL PROVISIONS

Article 1. (Trade Name)

The name of the Corporation shall be “Toyota Jidosha Kabushiki Kaisha” to be expressed in English as “TOYOTA MOTOR CORPORATION”.

Article 2. (Purpose)

The purpose of the Corporation shall be to engage in the following businesses:

(1)

the manufacture, sale, leasing and repair of motor vehicles, industrial vehicles, ships, aircraft, other transportation machinery and apparatus, spacecraft and space machinery and apparatus, and parts thereof;

(2)	the manufacture, sale, leasing and repair of industrial machinery and apparatus and other general machinery and apparatus, and parts thereof;

(3)	the manufacture, sale, leasing and repair of electrical machinery and apparatus, and parts thereof;

(4)	the manufacture, sale, leasing and repair of measuring machinery and apparatus, and medical machinery and apparatus, and parts thereof;

(5)	the manufacture and sale of ceramics and products of synthetic resins, and materials thereof;

(6)	the manufacture, sale and repair of construction materials and equipment, furnishings and fixtures for residential buildings;

(7)	the planning, designing, supervision, execution and undertaking of construction works, civil engineering works, land development, urban development and regional development;

(8)	the sale, purchase, leasing, brokerage and management of real estate;

(9)	the service of information processing, information communications and information supply, and the development, sale and leasing of software;

(10)

the design and development of product sales systems that utilize networks such as the Internet; sale, leasing, maintenance of computers included within such systems, and sales of products by utilizing such systems;

(11)	the inland transportation, marine transportation, air transportation, stevedoring, warehousing and tourism businesses;

(12)	the printing, publishing, advertising and publicity, general leasing, security and workers dispatch businesses;

(13)	the credit card operations, purchase and sale of securities, investment consulting, investment trust operation, and other financial services;

(14)

the operation and management of such facilities as parking lots, showrooms, educational facilities, medical care facilities, sports facilities, marinas, airfields, food and drink stands and restaurants, lodging facilities, retail stores and others;

(15)	the non-life insurance agency business and life insurance agency business;

(16)	the production and processing by using biotechnology of agricultural products including trees, and the sale of such products;

(17)	power generation and the supply and sale of electric power

(18)	the sale of goods related to each of the preceding items and mineral oil;

(19)	the conducting of engineering, consulting, invention and research relating to each of the preceding items and the utilization of such invention and research; and

(20)	any businesses incidental to or related to any of the preceding items.

Article 3. (Location of Principal Office)

The principal office of the Corporation shall be located in Toyota City, Aichi Prefecture, Japan.

Article 4. (Public Notices)

Public notices of the Corporation shall be given electronically; provided, however, that in the case that an electronic public notice is impracticable due to an accident or any other unavoidable reason, public notices of the Corporation shall be given in the newspaper “The Nihon Keizai Shimbun”.

CHAPTER II. SHARES

Article 5. (Total Number of Authorized Shares, etc.)

The total number of shares which the Corporation is authorized to issue shall be ten billion (10,000,000,000), and the total number of authorized shares in each class of class shares shall be as set forth below; provided, however, that the aggregate number of shares authorized to be issued with respect to First Series Model AA Class Shares through Fifth Series Model AA Class Shares shall not exceed one hundred fifty million (150,000,000).

Common Shares:

ten billion (10,000,000,000) shares

First Series Model AA Class Shares:

fifty million (50,000,000) shares

Second Series Model AA Class Shares:

fifty million (50,000,000) shares

Third Series Model AA Class Shares:

fifty million (50,000,000) shares

Fourth Series Model AA Class Shares:

fifty million (50,000,000) shares

Fifth Series Model AA Class Shares:

fifty million (50,000,000) shares

Article 6. (Number of Shares Constituting One Unit (tangen) and Rights to Shares

Constituting Less than One Unit (tangen))

1.    The number of shares constituting one unit (tangen) of shares of the Corporation shall be one hundred (100) with respect to Common Shares and each class of Model AA Class Shares.

2.    The shareholders of the Corporation are not entitled to exercise any rights to shares constituting less than one unit (tangen) of shares held by the shareholders, other than the following:

(1) the rights provided for in each Item of Article 189, Paragraph 2 of the Companies Act (Kaisha-hou); and

(2) the rights provided for in Article 166, Paragraph 1 of the Companies Act, in respect of the right provided for in Article 18 of the Articles of Incorporation.

Article 7. (Acquisition of Own Shares)

The Corporation may acquire its own shares by a resolution of the Board of Directors in accordance with the provisions of Article 165, Paragraph 2 of the Companies Act.

Article 8. (Absence of seller put options when the Corporation acquires Model AA Class Shares)

If the Corporation decides to acquire some or all of the Model AA Class Shares held by any holder of Model AA Class Shares (“Model AA Class Shareholder”) under an agreement with such Model AA Class Shareholder pursuant to a resolution of the general meeting of shareholders, and further decides to notify such Model AA Class Shareholder of matters prescribed in any item of Article 157, Paragraph 1 of the Companies Act, the provisions of Article 160, Paragraphs 2 and 3 of such act shall not apply.

Article 9. (Transfer Agent)

1.    The Corporation shall have a transfer agent (Kabunushimeibo-Kanrinin).

2.    The transfer agent and the location of its office shall be designated by a resolution of the Board of Directors, and public notice thereof shall be given.

The register of shareholders and the register of stock acquisition rights shall be kept at the office of the transfer agent. The entry or recording into the register of shareholders and the register of stock acquisition rights, the purchase of shares constituting less than one unit (tangen) and any other matters related to the shares and stock acquisition rights shall be handled by the transfer agent and not by the Corporation.

Article 10. (Share Handling Regulations)

The procedures for and fees for the entry or recording into the register of shareholders and the register of stock acquisition rights, purchasing shares constituting less than one unit (tangen) and any other matters relating to the handling of shares and stock acquisition rights shall be subject to the Share Handling Regulations established by the Board of Directors.

Article 11. (Record Date)

1.    The Corporation shall deem any shareholder entered or recorded in the final register of shareholders as of March 31 in such year to be a shareholder entitled to exercise its rights at the ordinary general meeting of shareholders for that business year.

2.    The preceding paragraph shall apply mutatis mutandis to class meetings, where the relevant class meeting is to be held on the same date as an ordinary general meeting of shareholders.

3.    In addition to the case provided for in the preceding two (2) paragraphs, the Corporation may, after giving prior public notice, fix a date as the record date, where it deems it necessary to do so.

CHAPTER III. MODEL AA CLASS SHARES

Article 12. (AA Dividends)

1.    In the event that the Corporation pays dividends from surplus as provided for in Article 46, Paragraph 1 of these Articles, it shall pay in cash year-end dividends from surplus in the amount specified below (“AA Dividends”) to Model AA Class Shareholders or registered pledgees of Model AA Class Shares (“AA Registered Pledgees”) entered or recorded in the final register of shareholders as of the record date for the dividends, in preference to holders of Common Shares (“Common Shareholders”) or registered pledgees of Common Shares (“Common Share Registered Pledgees”), respectively; provided that if AA Interim Dividends, as provided for in Article 13 of these Articles, have been paid during the fiscal year in which the record date falls, the amount of the AA Interim Dividends so paid shall be deducted from such AA Dividends.

First Series Model AA Class Shares through Fifth Series Model AA Class Shares:

An amount per Model AA Class Share calculated by multiplying the amount per relevant Model AA Class Share paid to the Corporation as consideration by a rate to be determined by the Board of Directors prior to the issuance of each Model AA Class Share (subject to a maximum of 5%).

2.    If the amount of the dividends from surplus paid in cash to Model AA Class Shareholders or AA Registered Pledgees is less than the prescribed amount of AA Dividends in any fiscal year, the amount of the shortfall per Model AA Class Share (“Cumulative Unpaid Dividends”) shall be carried forward and accumulated in the following fiscal year and thereafter. With respect to the Cumulative Unpaid Dividends, dividends from surplus shall be paid in cash to Model AA Class Shareholders or AA Registered Pledgees until such payment reaches the amount of the Cumulative Unpaid Dividends per Model AA Class Share, in preference to the payment of dividends from surplus as provided in the preceding paragraph or Article 13 of these Articles.

3.    No distribution of dividends from surplus shall be made to any Model AA Class Shareholder or AA Registered Pledgee in excess of the amount of AA Dividends, except for a distribution from surplus in the process of a corporate split (kyushu-bunkatsu) by the Corporation pursuant to Article 758, Item 8 (ii) or Article 760, Item 7 (ii) of the Companies Act, or a distribution from surplus in the process of a corporate split (shinsetsu-bunkatsu) by the Corporation pursuant to Article 763, Paragraph 1, Item 12 (ii) or Article 765 Paragraph 1, Item 8 (ii) of such act, in which case, the distribution from surplus shall be made to all Model AA Class Shareholders or AA Registered Pledgees simultaneously and in the same proportion as that made to any Common Shareholders or Common Share Registered Pledgees.

Article 13. (AA Interim Dividends)

In the event that the Corporation pays dividends from surplus as provided in Article 46, Paragraph 2 of these Articles, the Corporation shall pay an amount equivalent to one-half of the prescribed amount of AA Dividends in cash as interim dividends (“AA Interim Dividends”) per Model AA Class Share to Model AA Class Shareholders or AA Registered Pledgees entered or recorded in the final register of shareholders as of the record date with respect to such AA Interim Dividends, in preference to Common Shareholders or Common Share Registered Pledgees.

Article 14. (Distribution of residual assets)

1.    In the event of a distribution by the Corporation of its residual assets, the Corporation shall pay the amount set forth below in cash to Model AA Class Shareholders or AA Registered Pledgees, in preference to Common Shareholders or Common Share Registered Pledgees, respectively.

First Series Model AA Class Shares through Fifth Series Model AA Class Shares:

An amount per Model AA Class Share determined by resolution of the board of directors or an amount calculated under a formula determined by resolution of the board of directors, in either case based on the amount per relevant Model AA Class Share paid to the Corporation as consideration (“Base Price”).

2.    No distribution of residual assets shall be made to Model AA Class Shareholders or AA Registered Pledgees other than as provided in the preceding item.

Article 15. (Voting rights)

Model AA Class Shareholders shall have voting rights exercisable at general meetings of shareholders of the Corporation.

Article 16. (Consolidation of shares, stock split or gratis allotment of shares)

1.    The Corporation shall effect any consolidation of shares or stock split simultaneously and in the same proportion with respect to Common Shares and Model AA Class Shares.

2.    If the Corporation grants its shareholders rights to receive any allotment of shares offered for subscription or stock acquisition rights offered for subscription, the Corporation shall grant Common Shareholders rights to receive Common Shares or stock acquisition rights for Common Shares and shall grant Model AA Class Shareholders rights to receive Model AA Class Shares of the Series held by such shareholders or stock acquisition rights for such Model AA Class Shares, as the case may be, simultaneously and in the same proportion.

3.    If the Corporation makes a gratis allotment to its shareholders of shares or stock acquisition rights, the Corporation shall make the gratis allotment to Common Shareholders of Common Shares or stock acquisition rights for Common Shares, and shall make the gratis allotment to Model AA Class Shareholders of Model AA Class Shares of the Series held by such shareholders or stock acquisition rights for such Model AA Class Shares, as the case may be, simultaneously and in the same proportion.

Article 17. (Shareholder’s conversion right into Common Shares)

Model AA Class Shareholders may, at certain times specified therefor in resolutions of the board of directors to be adopted upon issuance of First Series Model AA Class Shares through Fifth Series Model AA Class Shares, demand that the Corporation acquire some or all of the relevant Model AA Class Shares held by such Model AA Class Shareholders in exchange for Common Shares, in numbers determined by formula specified in such resolutions. Any fractions of less than one share among Common Shares to be delivered in exchange for such Model AA Class Shares shall be disregarded, in which case payment of money, as provided in Article 167, Paragraph 3 of the Companies Act, shall not be made.

Article 18. (Shareholder’s cash put option)

Model AA Class Shareholders may, at certain times specified as put option periods in resolutions of the board of directors to be adopted upon issuance of First Series Model AA Class Shares through Fifth Series Model AA Class Shares, demand that the Corporation acquire some or all of the relevant Model AA Class Shares in exchange for cash in an amount equivalent to the Base Price. If the demand for acquisition exceeds the amount available for distribution as of the date of demand for such acquisition, as specified in Article 461, Paragraph 2 of the Companies Act, Model AA Class Shares to be acquired by the Corporation shall be determined by resolution of its board of directors, and the cash put option in respect of Model AA Class Shares not so acquired shall be deemed not to have been exercised.

Article 19. (Corporation’s cash call option)

After the lapse of the period specified in resolutions of the board of directors to be adopted upon issuance of First Series Model AA Class Shares through Fifth Series Model AA Class Shares following the issue of the relevant Model AA Class Shares, at an acquisition date separately determined by resolution of the board of directors of the Corporation, the Corporation may acquire all of the relevant Series of Model AA Class Shares in exchange for cash in an amount equivalent to the Base Price.

Article 20. (Priority)

Each Model AA Class Share shall rank pari passu with every other Model AA Class Share in respect of the AA Dividends, the AA Interim Dividends, the distributions from surplus provided for in the exceptions to Article 12, Paragraph 3, and the distribution of residual assets.

Article 21. (Restrictions on transfer)

1.    Acquisition of Model AA Class Shares by means of transfer will require the approval of the board of directors of the Corporation.

2.    In the event that a tender offer as provided in Article 27-2, Paragraph 6 of the Financial Instruments and Exchange Act is commenced for Model AA Class Shares and any Model AA Class Shareholder tenders its Model AA Class Shares, upon the delivery of Model AA Class Shares or other transfer upon settlement, the Board of Directors shall be deemed to have given approval as set forth in the preceding paragraph.

Article 22. (Prescription Period)

The provisions of Article 46, Paragraph 4 and Article 47 of these Articles shall apply mutatis mutandis to the payment of AA Dividends and AA Interim Dividends.

CHAPTER IV. GENERAL MEETINGS OF SHAREHOLDERS

Article 23. (Ordinary General Meetings and Extraordinary General Meetings of Shareholders)

1.    The ordinary general meeting of shareholders of the Corporation shall be convened in June of each year.

Extraordinary general meetings of shareholders may be called whenever necessary.

2.    Each general meeting of shareholders may be convened at the place where the principal office of the Corporation is located, or at a place adjacent thereto, or in Nagoya City.

Article 24. (Resolutions)

1.    All resolutions of a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders present at the meeting who are entitled to vote, unless otherwise provided by laws and regulations or these Articles of Incorporation of the Corporation.

2.    Special resolutions as specified by Article 309, Paragraph 2 of the Companies Act shall be adopted by not less than two-thirds (2/3) of the votes of the shareholders present at the meeting who hold shares representing in aggregate not less than one-third (1/3) of the voting rights of all shareholders who are entitled to vote.

Article 25. (Chairman of General Meeting)

1.    The Chairman of the Board or the President of the Corporation shall preside as chairman at a general meeting of shareholders.

2.    In the event that the positions of both the Chairman of the Board and the President are vacant or that both of them are prevented from so presiding as chairman, another Director of the Corporation shall preside in their place according to the order of precedence previously established by the Board of Directors.

Article 26. (Exercise of Voting Rights by Proxy)

1.    A shareholder may exercise its voting rights by proxy, provided, however, that the proxy shall be a shareholder of the Corporation who is entitled to exercise its own voting rights.

2.    In cases where the preceding paragraph applies, the shareholder or its proxy shall file with the Corporation a document establishing the proxy’s power of representation for each general meeting of shareholders.

3.    The Corporation may refuse a shareholder having two (2) or more proxies attend a general meeting of shareholders.

Article 27. (Deemed Delivery of Reference Documents, etc. for General Meeting of Shareholders)

Upon convening a general meeting of shareholders, the Corporation may deem that the information which is required to be described or indicated in reference documents for the general meeting of shareholders, business reports, financial statements and consolidated financial statements shall be provided to the shareholders, in the event that it is disclosed, pursuant to laws and regulations, through the method by which shareholders may receive such information through an electronic means.

Articles 28. (Resolutions at class meetings)

1.    The provisions of Articles 25, 26 and 27 of these Articles shall apply mutatis mutandis to class meetings.

2.    The provisions of Article 24, Paragraph 1 of these Articles shall apply mutatis mutandis to the resolutions of class meetings made pursuant to Article 324, Paragraph 1 of the Companies Act.

3.    The provisions of Article 24, Paragraph 2 of these Articles shall apply mutatis mutandis to the resolutions of class meetings made pursuant to Article 324, Paragraph 2 of the Companies Act.

4.    No resolution of a class meeting of Model AA Class Shareholders shall be required in respect of any act prescribed in any item of Article 322, Paragraph 1 of the Companies Act, unless otherwise specifically provided by law or regulation.

5.    No resolution of a class meeting of Model AA Class Shareholders shall be required under the provisions of Article 199, Paragraph 4 or Article 238, Paragraph 4 of the Companies Act.

CHAPTER V. MEMBERS OF THE BOARD OF DIRECTORS AND BOARD OF DIRECTORS

Article 29. (Number of Directors)

The Corporation shall have no more than twenty (20) Directors.

Article 30. (Election of Directors)

1.    Directors shall be elected by a resolution of a general meeting of shareholders.

2.    A resolution for the election of Directors shall be adopted by a majority vote of the shareholders present at the meeting who hold shares representing in aggregate not less than one-third (1/3) of the voting rights of all the shareholders who are entitled to vote.

3.    The election of Directors shall not be made by cumulative voting.

Article 31. (Term of Office of Directors)

1.    The term of office of Directors shall expire at the closing of the ordinary general meeting of shareholders to be held for the last business year of the Corporation ending within one (1) year after their election.

2.    The term of office of any Director elected in order to increase the number of Directors or to fill a vacancy shall be the balance of the term of office of the other Directors who hold office at the time of his/ her election.

Article 32. (Board of Directors)

1.    The Corporation shall have a Board of Directors.

2.    Notice of a meeting of the Board of Directors shall be dispatched to each Director and each Audit & Supervisory Board Member at least three (3) days before the date of the meeting. In case of urgency, however, such period may be shortened.

3.    With respect to matters to be resolved by the Board of Directors, the Corporation shall deem that such matters were approved by a resolution of the Board of Directors when all the Directors express their agreement in writing or by electronic records. Provided, however, that this provision shall not apply when any Audit & Supervisory Board Member expresses his/her objection to such matters.

4.    In addition to the preceding two (2) paragraphs, the management of the Board of Directors shall be subject to the Regulations of the Board of Directors established by the Board of Directors.

Article 33. (Representative Directors and Executive Directors)

1.    The Board of Directors shall designate one or more Representative Directors by its resolution.

2.    The Board of Directors may appoint one Chairman of the Board, one President and one or more Vice Chairmen of the Board and Executive Vice Presidents by its resolution.

Article 34. (Honorary Chairmen and Senior Advisors)

The Board of Directors may appoint Honorary Chairmen and Senior Advisors by its resolution.

Article 35. (Exemption from Liability of Directors)

In accordance with the provisions of Article 426, Paragraph 1 of the Companies Act, the Corporation may, by a resolution of the Board of Directors, exempt Directors (including former Directors) from liabilities provided for in Article 423, Paragraph 1 of the Companies Act within the limits stipulated by laws and regulations.

Article 36. (Limited Liability Agreement with members of the Board of Directors)

In accordance with the provisions of Article 427, Paragraph 1 of the Companies Act, the Corporation may enter into an agreement with Members of the Board of Directors (excluding Executive Members of the Board of Directors, etc.) limiting liabilities provided for in Article 423, Paragraph 1 of the Companies Act; provided, however, that the limit of the liability under the agreement shall be the minimum amount of liability stipulated by laws and regulations.

CHAPTER VI. AUDIT & SUPERVISORY BOARD MEMBERS AND AUDIT & SUPERVISORY BOARD

Article 37. (Establishment of Audit & Supervisory Board Members and Number of Audit & Supervisory Board Members)

The Corporation shall have no more than seven (7) Audit & Supervisory Board Members.

Article 38. (Election of Audit & Supervisory Board Members)

1.    Audit & Supervisory Board Members shall be elected by a resolution of a general meeting of shareholders.

2.    A resolution for the election of Audit & Supervisory Board Members shall be adopted by a majority vote of the shareholders present at the meeting who hold shares representing in aggregate not less than one-third (1/3) of the voting rights of all the shareholders who are entitled to vote.

Article 39. (Term of Office of Audit & Supervisory Board Members)

1.    The term of office of Audit & Supervisory Board Members shall expire at the closing of the ordinary general meeting of shareholders to be held for the last business year of the Corporation ending within four (4) years after their election.

2.    The term of office of any Audit & Supervisory Board Member elected to fill a vacancy shall be the balance of the term of office of the Audit & Supervisory Board Member whom he/she succeeds.

Article 40. (Audit & Supervisory Board)

1.    The Corporation shall have an Audit & Supervisory Board.

2.    Notice of a meeting of the Audit & Supervisory Board shall be dispatched to each Audit & Supervisory Board Members at least three (3) days before the date of the meeting. In case of urgency, however, such period may be shortened.

3.    In addition to the provisions of the preceding paragraph, the management of the Audit & Supervisory Board shall be subject to the Regulations of the Audit & Supervisory Board established by the Audit & Supervisory Board.

Article 41. (Full-time Audit & Supervisory Board Member)

The Audit & Supervisory Board shall, by its resolution, select one or more full-time Audit & Supervisory Board Members.

Article 42. (Exemption from Liability of Audit & Supervisory Board Members)

In accordance with the provisions of Article 426, Paragraph 1 of the Companies Act, the Corporation may, by a resolution of the Board of Directors, exempt Audit & Supervisory Board Members (including former Audit & Supervisory Board Members) from liabilities provided for in Article 423, Paragraph 1 of the Companies Act within the limits stipulated by laws and regulations.

Article 43. (Limited Liability Agreement with Audit & Supervisory Board Members)

In accordance with the provisions of Article 427, Paragraph 1 of the Companies Act, the Corporation may enter into an agreement with Audit & Supervisory Board Members limiting liabilities provided for in Article 423, Paragraph 1 of the Companies Act; provided, however, that the limit of the liability under the agreement shall be the minimum amount of liability stipulated by laws and regulations.

CHAPTER VII. ACCOUNTING AUDITOR

Article 44. (Accounting Auditor)

The Corporation shall have an Accounting Auditor (kaikeikansa-nin).

CHAPTER VIII. ACCOUNTS

Article 45. (Business Year)

The business year of the Corporation shall be one (1) year from April 1 of each year until March 31 of the following year.

Article 46. (Dividends from Surplus, etc.)

1.    Dividends from Surplus of the Corporation shall be paid to the shareholders or registered share pledgees entered or recorded in the final register of shareholders as of March 31 of each year.

2.    The Corporation may, by a resolution of the Board of Directors, distribute dividends from surplus as provided for in Article 454, Paragraph 5 of the Companies Act to the shareholders or registered share pledgees entered or recorded in the final register of shareholders as of September 30 of each year.

3.    In addition to the preceding two (2) paragraphs, the Corporation may, by a resolution of the Board of Directors, decide on matters provided for in each Item of Article 459, Paragraph 1 of the Companies Act.

4.    No interest shall be paid on unpaid dividends from surplus.

Article 47. (Dispensation from Payment of Dividends from Surplus, etc.)

In the case where the dividends from surplus are paid by cash, the Corporation shall not be obliged to pay any dividends from surplus after three (3) years have expired from the date of tender thereof.